Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333-201212) on Form S-1/A of Infraredx, Inc. of our report dated November 12, 2014 (except for the reverse stock split described in Note 20, as to which the date is January 16, 2015), relating to our audit of the financial statements as of and for the year ended December 31, 2012, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey LLP

Boston, Massachusetts

January 20, 2015